STOCK PURCHASE AGREEMENT


                                between and among


                            NETSOL TECHNOLOGIES, INC.
                              A Nevada Corporation

                               McCue Systems, Inc.
                            A California corporation

                                       and

        The Shareholders of McCue Systems, Inc. a California corporation



                                Dated May 6, 2006




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                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Article 1  Terms of Acquisition..........................................1

Article 2  Closing.......................................................4

Article 3  Representations and Warranties of McCue and Sellers...........6

Article 4  Representations and Warranties of the Sellers................19

Article 5  Representations and Warranties of NetSol.....................21

Article 6  Covenants Relating to Conduct of Business....................25

Article 7  Certain Related Matters and Additional Agreements............29

Article 8  Conditions Precedent.........................................31

Article 9  Certain Tax Matters..........................................34

Article 10  Indemnification.............................................35

Article 11  Miscellaneous...............................................38






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                                    EXHIBITS

Exhibit A Employment Agreement by and between John McCue and NetSol Technologies, Inc.










                                    SCHEDULES

See Respective Disclosure Schedule of NetSol and McCue delivered pursuant to this Agreement.


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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of May 6, 2006, and is by and among NetSol Technologies, Inc., a Nevada corporation ("NetSol"), McCue Systems, Inc. a California corporation ("McCue"), and the shareholders of McCue identified in Schedule 3.2 hereto (the "Shareholders") (each a "Seller" and collectively, "Sellers") and John McCue, as Sellers' Representative (the "Sellers' Representative").

                                    RECITALS

         A. Whereas, the Sellers are presently the owners of an aggregate of 1,288,436 shares of common stock (on a fully diluted basis), no par value per share of McCue (the "McCue Capital Stock"), which represents all of the issued and outstanding capital stock of McCue;

         B. Whereas, the Sellers desire to sell all of their respective shares of McCue Capital Stock to NetSol and NetSol desires to purchase all of the McCue Capital Stock from the Sellers, all in the manner and subject to the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                              TERMS OF ACQUISITION

        1.1 Stock Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1 below), each Seller shall sell, transfer, convey, assign and deliver to NetSol, and NetSol shall purchase, acquire and accept from each such Seller, all right, title and interest of such Seller, legal and equitable, beneficially and of record, in and to the Sale Shares set forth opposite such Seller's name in Schedule 3.1 under the caption "Number of Shares owned by Seller". The originally issued certificates evidencing McCue Capital Stock shall be delivered at the Closing to NetSol, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, accompanied by duly executed stock powers (endorsed in blank).

         1.2      Purchase Price; Allocation.

                  (a) The total Purchase Price to be the total of the Initial Consideration and the Deferred Consideration.

                  (b)   The Initial Consideration shall be comprised of:

                        i. 50% of McCue's total revenue for the twelve months ending December 31, 2005 ("FY 2005"), after an adjustment for any revenue occurring outside the company's ordinary scope of

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                              operations (revenue occurring outside the
                              Company's ordinary scope of operations shall be defined consistently with the application of U.S. GAAP as applied to the audited financial statements for the periods ending December 31, 2004 and December 31, 2005) multiplied by 1.5, of which:

                        ii. 50% shall be paid in shares of restricted common stock of NetSol (the restricted shares are deliverable to Sellers' Representative in the proportions set opposite the Sellers' names in
                              Schedule 1) credited as fully paid delivered within 30 Business Days of the Closing Date, at the 30 day volume weighted average price ("VWAP) for each of the 30 trading days prior to the execution date of this agreement or at the VWAP for each of the 30 trading days prior to November 30, 2005 whichever is the greater VWAP.

                              VWAP shall be calculated by taking the closing price of NetSol's common stock as traded on the NASDAQ Small Cap Market under the symbol NTWK ("NetSol Shares") for each of the 30 trading days used in the VWAP calculation multiplied by the daily volume for each of the 30 trading days used in the VWAP calculation, the product of the preceding calculation is divided by 30 and then divided by the average of the daily volume for each of the 30 trading days used in the VWAP calculation; and,

                        iii.  50% in U.S. Dollars.

                  (c) The Deferred Consideration to be the Consideration After Year 1 and the Consideration After Year 2; provided, however, that under no circumstances may the total number of NetSol Shares issued to Sellers (including those shares issued as part of the Initial Consideration and those shares issued which would be considered aggregated with those issued pursuant to this Agreement according to NASDAQ rules) exceed 19% of the issued and outstanding shares of common stock of NetSol, less treasury shares, on the date of this Agreement. In the event NetSol is not permitted to issue as part of the Deferred Consideration, shares of common stock equal in value to 50% of the Deferred Consideration, NetSol may issue such amount as is permitted and the remainder in cash.
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                  i.    Consideration After Year 1 shall be comprised of:

                        1. 25% of McCue's total revenue for the twelve months ending December 31, 2006 (FY 2006) after an adjustment for Extraordinary Revenue multiplied by 1.5, of which:

                        a. 50% shall be payable in restricted common stock of NetSol at the 30 day VWAP as calculated in section 1.2(b)(ii) and;

                        b.    50% in U.S. Dollars.

                  ii.   Consideration After Year 2 shall be comprised of:

                        1. 25% of McCue's total revenue for the twelve months ending December 31, 2007 (FY 2007) after an adjustment for Extraordinary Revenue multiplied by
                              1.5 (the "multiple") provided that McCue's total Net Income divided by McCue's Revenue, as adjusted, (the "Net Income Margin") for FY 2007 is greater than or equal to 5%. If the Net Margin is less than 5%, the multiple shall change to 1.25 of which:

                        a. 50% shall be payable in restricted common stock of NetSol at the 30 day VWAP as calculated in Section 1.2(b)(ii), and;

                        b.    50% in U.S. Dollars.

            1.3 Delivery of Deferred Consideration. The Deferred Consideration shall be calculated by reference to a FY Revenue Statement prepared and determined or agreed on the same basis as set out in clause 2.3 in respect to Initial Consideration, save that references to FY 2005 shall instead be FY 2006 as to Consideration After Year 1 and FY 2007 as to Consideration After Year 2. The Deferred Consideration, subject to any adjustments as a result of clause 1.4 shall be paid or satisfied by NetSol within 15 Business Days of the determination or agreement of the Deferred Consideration but no later than July 1, 2007 with respect to the Consideration after Year 2 and no later than July 1, 2008 with respect to the Consideration after Year 3.

            1.4 Offset for Breach of Warranty. Subject to Article 10, the Purchase Price shall be deemed to be reduced by the amount of any payment made by NetSol or due by Sellers' to NetSol because of a Material breach of any Warranty or Covenant by Sellers or McCue.
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            1.5   Retention of Portion of Purchase Price. In the event that
                  McCue shareholders totaling 100% of the issued and outstanding McCue Capital Stock can not be located or are otherwise unavailable to receive the consideration set forth herein, NetSol shall hold, for the benefit of such lost or unavailable shareholders a portion of the Purchase Price equal to such shareholders proportionate interest in McCue at the execution date of this Agreement.

                                   ARTICLE 2
                                    CLOSING

            2.1   Closing.

                  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of NetSol located at 23901 Calabasas Road, Suite 2072, Calabasas, California on a date which is the first business day following the satisfaction of the conditions set forth in section 8 and in any event no later than 6:00 p.m. on June 30, 2006 or at such other time and date as may be agreed in writing by the Sellers and NetSol (the "Closing Date") :

                  i. on the fifteenth business day following the approval of this transaction and Agreement by NetSol's shareholders at a meeting called for that purpose ("Shareholder Approval Date");

                  ii. should Shareholder Approval not be required, on a date which is forty-five days from the execution date of this Agreement; or,

                  iii.at such later time and date as may be agreed in writing by the Sellers and NetSol. (the "Closing Date").

         (b) NetSol's Ancillary Agreements. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in
Article 1, above, at the Closing, NetSol shall take, or cause to be taken, the execution and delivery of: an Employment Agreement by and between NetSol and Sellers' Representative in the form attached hereto as Exhibit A (the "McCue Employment Agreement").

         c) Sellers' Representative. Upon execution of this Agreement by each Seller, such Seller shall be deemed to have irrevocably constituted and appointed John McCue as such Seller's agent and attorney ("Sellers' Representative") in fact with full power of substitution to do any and all things and to act for such Seller at and after the Closing in connection with all matters relating to this Agreement and execute any and all documents which may be necessary, convenient or appropriate in his sole discretion to facilitate the consummation of the transactions contemplated by this Agreement, including, without limitation: (i) execution of documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) prosecution, negotiation and settlement of any disputes, as contemplated and in the manner set forth herein;
(v) engagement of attorneys, accountants and agents at the expense of the Sellers, (vi) execution and delivery of amendments to this Agreement, and (vii) waiver or modification of any provision of this Agreement. Each Sellers' appointment is coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of such Seller or by operation of law, whether by the death or

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incapacity of such Seller or by the occurrence of any other event or events, including, without limiting the foregoing, the termination of any trust or estate for which such Seller is acting as a fiduciary or the dissolution or liquidation of any corporation or partnership. NetSol shall be fully protected in dealing with the Sellers' Representative under this Agreement and may rely upon the authority of the Sellers' Representative to act as the Sellers' agent under this Agreement. Any payments or deliveries (including without limitation notices required or permitted hereunder) by NetSol to the Sellers' Representative under this Agreement for the benefit of the Sellers, or any of them, shall be considered payments or deliveries made by NetSol to the Sellers.

          2.2     Preparation of Completion Accounts.

                  (a) As soon as practicable after the Closing Date, the Sellers' Representative shall cause McCue to prepare as of the close of business on the Closing Date a balance sheet and profit and loss statement for the period from the day immediately following December 31, 2005, through the Closing Date (the "Completion Accounts") and shall cause NetSol to receive a copy as soon as practicable after such date.

                  (b) Unless within 10 Business Days after receipt of the Completion Accounts NetSol notifies the Sellers' Representative in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such accounts as final and binding.

                  (c) If within the period of 10 Business Days, NetSol notifies the Sellers' Representative of any disagreement or difference of opinion relating to the Completion Accounts (the "Notice of Disagreement") NetSol and the Sellers' Representative will negotiate in good faith to agree to the Completion Accounts and if they are able to resolve such disagreement or difference of opinion within 20 Business Days of the date of service of the Notice of Disagreement, the parties shall be deemed to have accepted such Completion Accounts as final and binding.

                  (d) If the Sellers' Representative and NetSol are unable to reach agreement within 20 Business Days of the date of service of the Notice of Disagreement, the matter in dispute shall be referred to the decision of an independent certified public accountant ("Independent Accountant") to be appointed by joint nomination by agreement of Sellers' Representative and NetSol, but in default of such joint nomination by agreement between NetSol's auditor and McCue's accountant within 30 Business Days following the date of service of the Notice of Disagreement to such accountants.

                  (e) The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on Sellers and NetSol for all the purposes of this Agreement. The cost of the Independent Accountant shall be borne by Sellers, except if the finding of the Independent Accountant results in an adjustment to the amount proposed by NetSol in an amount greater than 10%, the costs of the Independent Accountant shall be apportioned between the Sellers and NetSol as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

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         2.3      Preparation of FY Statements. As soon as practicable after
December 31, 2005, the Sellers' Representative shall, for the purpose of calculating the Initial Consideration, cause McCue to prepare a statement of the FY 2005 Revenue and cause such statement to be delivered to NetSol as soon as practicable after such date (the "FY 2005 Statement").

                  (a) Unless within 10 Business Days after receipt of the FY 2005 Statement, NetSol notifies Sellers' Representative in writing of any disagreement or difference of opinion relating to the FY 2005 Statement, the parties shall be deemed to have accepted such accounts as final and binding. Should there be a disagreement or difference of opinion relating to the FY 2005 Statement, Sellers and NetSol shall follow the same dispute resolution procedure set forth in section 2.2(c)-(e).


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF MCCUE AND SELLERS

         Except as set forth in the McCue Disclosure Schedule delivered by McCue to NetSol prior to the execution of this Agreement (the "McCue Disclosure Schedule"), McCue and the Sellers, jointly and severally, represent and warrant to NetSol as follows:

         3.1 Organization, Good Standing and Power. McCue is a company duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of California with full corporate power and authority to own, lease and operate its properties and to carry on the business as presently conducted by it. Section 3.1 of the McCue Disclosure Schedule sets forth all states and other jurisdictions in which McCue is registered as duly qualified and in good standing to do business as a foreign company. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the business makes any such registration necessary. Copies of McCue's Articles of Incorporation and all amendments thereto, and of McCue's By-Laws, as amended to date, have been provided to NetSol and are complete and correct. A true and complete copy of McCue's stock ledger has been made available to NetSol and contains complete entries of all stock issuances, transfers and redemptions and all original stock certificates, other than the stock certificates representing McCue. Other than as listed in Section 3.1 of the McCue Disclosure Schedule, McCue has no subsidiaries.

         3.2 Capital Structure. As of the date hereof, the authorized capital stock of McCue consists of: 5,000,000 shares of no par value Common Stock of which 661,539 are issued and outstanding and of which 1,288,436 shares are issued and outstanding on a fully diluted basis and 500,000 shares of no par value Series A Preferred Stock of which no shares are issued and outstanding and 830,000 shares of no par value Series B Preferred Stock of which no shares are issued and outstanding (collectively the "McCue Capital Stock"). All issued and outstanding shares of the McCue Capital Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The number of shares of MCCUE owned beneficially or of record by each of the Sellers is set forth in Section 3.2 of the MCCUE Disclosure Schedule. There are no subscriptions, options, warrants or other rights (including "phantom" stock rights), agreements, arrangements or commitments obligating MCCUE to issue

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or sell shares of capital stock or other equity interests in MCCUE. Except as disclosed in Sections 3.2 of the MCCUE Disclosure Schedule, there are no outstanding obligations of MCCUE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of MCCUE capital stock or other equity or ownership interests of any Subsidiary of MCCUE or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary of MCCUE or any other Person. The sale of such shares of capital stock by the Sellers as provided herein shall upon consummation of the transactions contemplated hereby vest NetSol with good and marketable title to the Sale Shares, free and clear of all liens, charges, claims and encumbrances.

         3.3      Authority; No Conflicts.

                  (a) MCCUE has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MCCUE and no other corporate proceedings on the part of MCCUE are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MCCUE and constitutes a valid, legal and binding agreement of MCCUE, enforceable against MCCUE in accordance with its terms.

                  (b) The execution and delivery of this Agreement by MCCUE does not, and the performance of its obligations hereunder and the consummation by MCCUE of the transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 3.6), or cause or create any right of payment or reimbursement (any such conflict, violation, breach, default, right of termination, amendment, cancellation or acceleration, loss, creation, payment or reimbursement, a "Violation").

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to MCCUE in connection with the execution and delivery of this Agreement by MCCUE or the performance of its obligations hereunder or the consummation of the other transactions contemplated hereby.

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



         3.4 Financial Statements. Except as disclosed in the MCCUE financial statements for the period ending December 31, 2005, or as disclosed in
Section 3.4 of the MCCUE Disclosure Schedule, MCCUE has no obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under law or any contract, arrangement or commitment or undertaking, that are of a nature that would be required to be disclosed on the balance sheet of MCCUE or the footnotes thereto prepared in conformity with GAAP, other than
(A) liabilities incurred in the ordinary course of business, consistent with past practices, or (B) liabilities for Taxes.

         3.5      Litigation; Compliance with Laws.

                  (a) Except as set forth in Section 3.5 of the MCCUE Disclosure Schedule, there are no actions pending or, to the knowledge of MCCUE, threatened, before any court, arbitrator or Government Entity (domestic or foreign) against or affecting MCCUE or any property or asset of MCCUE, before any court, arbitrator or Governmental Entity (domestic or foreign), nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against MCCUE.

                  (b) MCCUE holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which the absence of shall not have a Material Adverse Effect on the operation of the businesses as now being conducted of MCCUE and its Subsidiaries (the " MCCUE Permits"), and no suspension or cancellation of any of the MCCUE Permits is pending or, to the knowledge of MCCUE, threatened. MCCUE is in compliance with the terms of the MCCUE Permits. MCCUE is not in violation of, and MCCUE and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity.

                  (c) Except as disclosed in Section 3.5 of the MCCUE Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since December 31, 2005, MCCUE has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date and prior to the date hereof, MCCUE has not:

                           (i) made or adopted amendments or changes to its
                  Certificate or Articles of Incorporation or Bylaws;

                           (ii) declared, set aside or paid a dividend or other
                  distribution with respect to its capital stock, or any direct or indirect redemption, purchase or other acquisition by it of any of its capital stock;

                           (iii) acquired or entered into any agreement,
                  arrangement or understanding for the acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any material interest in any corporation, partnership, other business organization or any division thereof or any material assets, other than the acquisition of assets in the ordinary course of business consistent with past practices;

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

                           (iv) incurred any indebtedness for borrowed money or
                  issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances except for indebtedness incurred in the ordinary course of business consistent with past practices;

                           (v) entered into any contract or agreement material
                  to its business, results of operations or financial condition other than in the ordinary course of business consistent with past practices;

                           (vi) made or authorized any capital expenditure;

                           (vii) revalued any of its assets;

                           (viii) sold, leased, licensed or otherwise disposed
                  of any of its material assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

                           (ix) amended or terminated any material contract,
                  agreement or license to which it is a party or by which it is bound;

                           (x) permitted or allowed any of its material assets
                  or properties (whether tangible or intangible) to be subjected to any Lien, other than in the ordinary course of business, consistent with past practices;

                           (xi) taken any action, other than reasonable and
                  usual actions in the ordinary course of business and consistent with past practices, with respect to accounting policies, methods or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                           (xii) paid, discharged or satisfied any material
                  claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practices, of liabilities reflected or reserved against in the financial statements of MCCUE or subsequently incurred in the ordinary course of business and consistent with past practices;

                           (xiii) suffered any casualty, loss or damage with
                  respect to any of its assets which in the aggregate have a replacement cost of more than $5,000, whether or not such casualty, loss or damage shall have been covered by insurance;

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

                           (xiv) increased the salary or other compensation
                  payable or to become payable by it to any of its directors, executive-level officers or advisors, or declared, paid, committed or otherwise become obligated for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

                           (xv) waived or released any of its material rights or
                  claims, including any write-off or other compromise of any amount of its account receivables;

                           (xvi) changed the prices or royalties set or charged
                  by it to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to it;

                           (xvii) terminated, discontinued, closed or disposed
                  of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future;

                           (xviii) commenced or received notice or threat of
                  commencement of any lawsuit or proceeding against or investigation of it or its affairs;

                           (xix) received notice of any claim of ownership by a
                  third party of its Intellectual Property or of infringement by it of any third party's Intellectual Property rights;

                           (xx) issued or sold any of its shares of capital
                  stock, or securities exchangeable, convertible or exercisable therefore, or of any other of its securities;

                           (xxi) suffered any Material Adverse Effect;

                           (xxii) made any material changes in the customary
                  methods of its operations; or

                           (xxiii) agreed, whether in writing or otherwise, to
                  take any of the actions specified in this Section 3.5.

         3.6      Intellectual Property.

                  (a) For the purposes of this Agreement, the following terms have the following definitions:

                           (i) "Intellectual Property" shall mean any of the
                  following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore and all other rights corresponding thereto throughout the world; ("Copyrights"); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Mask Works"); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all trade names, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world ("Trademarks"); (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                           (ii) "MCCUE Business" means the business of MCCUE
                  including the manufacture, use, licensing, distribution and sale of any products or technology or the provision of any services by MCCUE, as currently conducted, as conducted since the inception of MCCUE, or as reasonably is contemplated to be conducted by MCCUE in the future.

                           (iii) "Registered Intellectual Property" shall mean
                  all United States, international and foreign: (i) Patents, including applications therefore; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property of MCCUE that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any state, government or other public legal authority at any time.

                  (b) Section 3.6 of the MCCUE Disclosure Schedule lists all Registered Intellectual Property in whole or in part owned by, assigned to, or filed in the name of MCCUE (the "MCCUE Registered Intellectual Property").

                  (c) Except as set forth in Section 3.6 of the MCCUE Disclosure Schedule, each item of MCCUE Intellectual Property, including all MCCUE Registered Intellectual Property listed in Section 3.6 of the MCCUE Disclosure Schedule, is free and clear of any Lien.

                  (d) MCCUE (i) is the exclusive owner of all Trademarks as such Trademarks are currently used by the MCCUE Business, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the MCCUE Business and (ii) owns exclusively, and has good title to, all copyrighted works, software products or other works of authorship that it otherwise purports to own.

                  (e) Except as set forth in Section 3.6 of the MCCUE Disclosure Schedule, MCCUE has not has transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, MCCUE Intellectual Property, to any Person, except in the ordinary course of business consistent with past practices.

                  (f) The MCCUE Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the MCCUE Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process,
         (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work.

                  (g) The contracts, licenses and agreements listed in Section
         3.6 of the MCCUE Disclosure Schedule include all material contracts, licenses and agreements pursuant to which any Person, including any affiliate of MCCUE, has licensed any Intellectual Property to MCCUE. MCCUE is not in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

                  (h) The contracts, licenses and agreements listed in Section
         3.6 of the MCCUE Disclosure Schedule include all material contracts and agreements pursuant to which any Person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with MCCUE, or any other Person, which MCCUE uses or possess or which it believes it owns.

                  (i) The contracts, licenses and agreements listed in Section
         3.6 of the MCCUE Disclosure Schedule include all material contracts, licenses and agreements pursuant to which MCCUE has licensed or transferred to any third person or any affiliate of MCCUE, any MCCUE Intellectual Property. MCCUE is not in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

                  (j) Neither the consummation of the transaction contemplated by this Agreement nor the transfer to NetSol of any contracts, licenses, agreements or MCCUE Intellectual Property will cause or obligate MCCUE (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of MCCUE; or (ii) pay any royalties or other amounts in excess of those being paid by MCCUE prior to the Closing Date.

                  (k) Section 3.6 of the MCCUE Disclosure Schedule lists all material agreements, licenses and contracts pursuant to which MCCUE has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses, cost or damages of, a third party with respect to any Intellectual Property or product or service of MCCUE.

                  (l) Except as set forth in Section 3.6 of the MCCUE Disclosure Schedule, all MCCUE Intellectual Property (other than MCCUE Intellectual Property licensed from third parties) will be fully, transferable, alienable or licensable by, or between, MCCUE without restriction and without payment of any kind to any third party.

                  (m) Except as set forth in Section 3.6 of the MCCUE Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of MCCUE in any MCCUE Intellectual Property or result in the breach or termination of any license, contract or agreement to which MCCUE is a party respecting any MCCUE Intellectual Property.

                  (n) To McCue's knowledge, the operation of the MCCUE Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, does not, and will not when conducted in substantially the same manner following the Closing, as a subsidiary of NetSol, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and MCCUE has not received notice from any person claiming that such operation or any act, product, technology or service of the MCCUE Business infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is MCCUE aware of any basis therefore). Without limiting the foregoing, to McCue's knowledge, MCCUE has not misappropriated the trade secrets of, or infringed the Copyright or Mask Works of any third party.

                  (o) There are no material contracts, licenses or agreements between MCCUE and any other person with respect to MCCUE Intellectual Property under which there is any dispute known to MCCUE regarding the scope of, or performance under, such contract, license or agreement including with respect to any payments to be made or received by MCCUE thereunder.

                  (p) To the knowledge of MCCUE, no person is infringing or misappropriating any MCCUE Intellectual Property.

                  (q) No MCCUE Intellectual Property or product, technology or service of the MCCUE Business is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by MCCUE or may affect the validity, use or enforceability of such MCCUE Intellectual Property.

                  (r) Section 3.6 of the MCCUE Disclosure Schedule lists all action, including the payment of any fees, that must, or should be performed by, or on behalf of, MCCUE in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of MCCUE with respect to any MCCUE Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

                  (s) All software products of MCCUE were written and created solely by either (i) employees of MCCUE acting within the scope of their employment or (ii) by third parties who have validly assigned or licensed the necessary rights, including Intellectual Property rights, in such products to MCCUE.

                  (t) MCCUE has no knowledge of any facts or circumstances that would render any MCCUE Intellectual Property invalid or unenforceable. Without limiting the foregoing, MCCUE knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the MCCUE Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any MCCUE Registered Intellectual Property, and MCCUE has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any MCCUE Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any MCCUE Registered Intellectual Property.

                  (u) MCCUE has taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of their material confidential information and know of no basis on which it could be claimed that MCCUE has failed to protect the confidentiality of any of their material confidential information.

         3.7 Domain Names. Section 3.7 of the MCCUE Disclosure Schedule sets forth a complete list of all Domain Names owned or used by MCCUE in the conduct of the business of MCCUE as it is presently conducted. No officer, director or employee of MCCUE, the Sellers or any of their Affiliates or Associates has any ownership or other interest in the Domain Names. To MCCUE and Sellers' knowledge, none of the Domain Names infringes on any trademarks, trademark rights, trade names, trade name rights or service marks of others. MCCUE has not obtained rights to any Domain Name in violation of any Laws, including, without limitation, the Anticybersquatting Consumer Protection Act.

         3.8 Taxes. Except as set forth in Section 3.8 of the MCCUE Disclosure schedule, MCCUE has filed all Tax Returns required to have been filed (or extensions for the filing thereof have been duly obtained and have not expired), has paid all Taxes required to have been paid by it, has provided adequate reserves in the financial statements for any Taxes that have not been paid (whether or not shown as being due on any returns) or are payable by MCCUE, except where failure to file such Tax Returns or pay or provide reserves for such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCCUE and not known. All Tax Returns filed by MCCUE are true, correct and complete in all material respects. MCCUE has not received from any governmental authority any written notice of any proposed adjustment, deficiency or underpayment of Taxes, which notice has not been withdrawn or satisfied by payment, and there are no material claims that have been asserted or, to the knowledge of MCCUE, threatened against MCCUE relating to such Taxes. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         3.9 Certain Contracts. As of the date hereof, except as disclosed in Section 3.9 of the MCCUE Disclosure Schedule, MCCUE has not, is not a party to, and is not bound by:

                  (a) any collective bargaining agreements;

                  (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                  (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (d) any employment or consulting agreement with an employee or individual consultant or salesperson;

                  (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (f) any fidelity or surety bond or completion bond;

                  (g) any lease of real or personal property that does not terminate within six months;

                  (h) any agreement of indemnification or guaranty;

                  (i) any agreement containing any covenant limiting its freedom to engage in any line of business or to compete with any Person or in any geographic area or during any period of time;

                  (j) any agreement relating to capital expenditures and involving future payments;

                  (k) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of McCue's business;

                  (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

                  (m) any letter of credit;

                  (n) any distribution, joint marketing or development agreement;

                  (o) any agreement pursuant to which it has granted or may grant in the future, to any Person a source-code license or option or other right to use or acquire a source-code;

                  (p) any agreement relating to trademarks, copyrights, licenses, software development or any other Intellectual Property; or

                  (q) any other agreement that is not cancelable without penalty within 30 days.

         Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 3.9 of the MCCUE Disclosure Schedule, MCCUE has not Materially breached, violated or defaulted under, or received notice that it has Materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Section 3.9 of the MCCUE Disclosure Schedule (any such agreement, contract or commitment, a "MCCUE Contract"). Each MCCUE Contract is in full force and effect and, except as otherwise disclosed in Section 3.9 of the MCCUE Disclosure Schedule, is not subject to any default thereunder, of which MCCUE has knowledge, by any party obligated to MCCUE or any of the Subsidiaries pursuant thereto. Section 3.9 of the MCCUE Disclosure Schedule identifies each MCCUE Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, MCCUE under such MCCUE Contract as a result of entering into this Agreement or effecting the transactions contemplated by this Agreement.

         3.10     Employee Benefits.

                  (a) The Benefit Plans, whether oral or written, under which any current or former employee or director of MCCUE has any present or future right to benefits contributed to, sponsored by or maintained by MCCUE, or under which MCCUE has any present or future liability shall be collectively referred to as the "MCCUE Benefit Plans."

                  (b) Except as set forth in Section 3.10 of the MCCUE Disclosure Schedule, with respect to each MCCUE Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which MCCUE could be subject to any liability that is reasonably likely, individually or in the aggregate, to have an effect on MCCUE, in each case under any applicable law, rule or regulation.

                  (c) MCCUE is in compliance with all federal, state, local and foreign requirements regarding employment. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against MCCUE pending or, to the knowledge of MCCUE, threatened which may interfere with the business activities of MCCUE.

                  (d) Except as disclosed in Section 3.10 of the MCCUE Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or further employee.

                  (e) Except as disclosed in Section 3.10 of the MCCUE Disclosure Schedule, no present or former employee of MCCUE has any claim against MCCUE (whether under applicable law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or, (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the twenty-four (24) month period immediately preceding the date hereof and accrued as a liability on the most recent financial statements included in McCue's financial statements.

         3.11 Labor Matters. Except as disclosed in Section 3.11 of the MCCUE Disclosure Schedule, there are no controversies pending or, to the knowledge of MCCUE, threatened between MCCUE and any representatives of its employees, and, to the knowledge of MCCUE, there are no material organizational efforts presently being made involving any of the now unorganized employees of MCCUE. Since December 31, 2005, there has been no work stoppage, strike or other concerted action by employees of MCCUE except as is not having or could not be reasonably expected to have a Material Adverse Effect on MCCUE.

         3.12 Assets. The assets, properties, rights and MCCUE Contracts, including (as applicable) title or leaseholds thereto, of MCCUE, taken as a whole, are sufficient to permit MCCUE to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on MCCUE.

         3.13     Accounts Receivable; Fixed Assets; Inventory.

                  (a) Section 3.13 of the MCCUE Disclosure Schedule contains a true and complete list of McCue's accounts receivable as of the Close of the month thirty (30) days preceding the date of this Agreement, and aging with respect thereto. All of the accounts receivable of MCCUE reflected in Section 3.13 of the MCCUE Disclosure Schedule are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any right of offset or counterclaim. The accounts receivable of MCCUE added after the date hereof to Section 3.14 of the MCCUE Disclosure Schedule, when added will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and will not subject to any right of offset or counterclaim.

                  (b) Section 3.13 of the MCCUE Disclosure Schedule contains a true and complete list of all machinery, equipment and other fixed assets of MCCUE as of the last full month preceding the date of this Agreement, (the "Equipment"). Each such item of Equipment is in reasonably good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put. To the best knowledge of MCCUE and the Sellers, each such item has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been unreasonably deferred.

                  (c) Section 3.13 of the MCCUE Disclosure Schedule contains a true and complete list of all inventory of MCCUE as of December 31, 2005, which consists of items that are of a quality and quantity presently usable and saleable in the ordinary course of business except as may be set forth in that Schedule.

         3.14 Bank Accounts; Credit Cards; Corporate Accounts and Powers of Attorney. Section 3.14 of the MCCUE Disclosure Schedule contains a complete and correct list showing (i) the name of each bank in which MCCUE has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names of all credit card issuers with whom MCCUE has an account and the names of all persons authorized to use such accounts or have access thereto, (iii) the names of all cellular telephone, phone card or other corporate accounts with whom MCCUE has an account and the names of all persons authorized to use such accounts or have access thereto and (iv) the names of all persons, if any, holding powers of attorney from MCCUE.

         3.15 Insurance. Section 3.15 of the MCCUE Disclosure Schedule sets forth a complete and accurate list of all material policies of insurance of MCCUE currently in force, including surety bonds or other credit support therefore (the "MCCUE Insurance Policies"), the current annual premiums for each MCCUE Insurance Policy and the types of risk covered and limits of coverage. All MCCUE Insurance Policies are in full force and effect and all premiums due thereon have been paid. MCCUE has complied in all material respects with the terms and provisions of the MCCUE Insurance Policies. MCCUE has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. McCue's insurance coverage is adequate in kind and amount based on current industry practice.

         3.16 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MCCUE.

         3.17 Affiliate Arrangements. Except as disclosed in Section 3.17 of the MCCUE Disclosure Schedule, none of the officers, directors or shareholders of MCCUE, and none of their affiliates, (i) is a party to any contract, arrangement, understanding or other commitment or pending or proposed transaction with MCCUE other than compensation arrangements entered into in the ordinary course of business, and employee health, welfare and benefit plans available generally to the officers or employees of MCCUE; (ii) owns, directly or indirectly, individually or collectively, a material interest in a corporation, partnership, firm or association, which is either a competitor, potential competitor, customer or supplier of MCCUE or has an existing contractual relationship with MCCUE or is engaged directly or indirectly in any similar business except through MCCUE; (ii) owns any direct or indirect interest in any asset used by MCCUE; (iii) owes any money to or is owed any money by MCCUE, other than indebtedness for compensation earned and not yet paid in the ordinary course of business; or (iv) has received any increase in his or her annual rate of salary or any special bonus or compensation since the last full month preceding the Closing.

         3.18 Principal Place of Business. McCue's principal place of business is located at 111 Anza Boulevard, Suite 310, Burlingame, CA 94010-1932.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers severally represents and warrant to, and covenant and agree with NetSol with respect only to such Seller as follows:

         4.1 Capacity; Validity. Such Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Seller and constitutes a valid and binding obligation of such Seller enforceable against it/him in accordance with its terms.

         4.2 Sellers' Stock Ownership. Such Seller holds of record and beneficially owns the number of shares of MCCUE Common Stock set forth next to his or her name in Section 3.2 of the MCCUE Disclosure Schedule, and except as set forth in Section 3.2 of the MCCUE Disclosure Schedule, such shares of MCCUE Common Stock are free and clear of any restrictions on transfer, claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Such Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any shares of MCCUE Common Stock (other than this Agreement). Except as set forth in
Section 4.2 of the MCCUE Disclosure Schedule, such Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any MCCUE Common Stock.

         4.3      Investment Warranties.

                  (a) that the purchase of the NetSol Shares involves a high degree of risk, including, but not limited to, the following: (i) an investment in NetSol is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in NetSol and the NetSol Shares; (ii) Sellers may not be able to liquidate their investment; (iii) transferability of NetSol Shares is extremely limited; (iv) in the event of a disposition of the NetSol Shares, Sellers' could sustain the loss of their entire investment; and, (v) NetSol has not paid any dividends on its common stock since inception and does not anticipate the payment of dividends in the foreseeable future.

                  (b) that (i) he has prior investment experience, including investment in securities which are non-listed, unregistered and/or not traded on the NASDAQ market, a national stock exchange or on the National Association of Securities Dealers (the "NASD") automated quotation system for actively traded stocks, or he has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by NetSol to him and to evaluate the merits and risks of such investment of his behalf; (ii) he recognizes the highly speculative nature of this investment; and, (iii) is able to bear the economic risk which he hereby assumes.

                  (c) that he has been furnished with, or has had an opportunity to acquire and carefully review, the following documents filed by NetSol with the Securities and Exchange Commission (collectively the "SEC Filings"): (a) Annual Report on Form 10-KSB for the years ended June 30, 2005 and 2004, and amendments thereto (the "10-KSB"); (b) Quarterly Reports on Form 10-QSB for the quarter ended September 30, 2005; (c) all Current Reports on Form 8-K filed after the filing of the 10-KSB; and (d) NetSol's most recent definitive proxy materials.

                  (d) acknowledges that as part of this transaction it has conducted due diligence on NetSol and as part of that due diligence, he has been furnished with all information regarding NetSol which he, his investment advisor, attorney and/or account has requested or desired to know, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of NetSol concerning NetSol, and has received any additional information which he has requested.

                  (e) that this transaction has not been reviewed by the SEC or any state securities regulatory authority or other governmental body or agency, since the transaction is intended to be exempt from registration under Section 5 of the Securities Act of 1933, as amended (the "Act") pursuant to regulation D promulgated under the Act.

                  (f) shall not sell or otherwise transfer the NetSol Shares unless such transfer is registered under the Act or unless an exemption from such registration is available.

                  (g) that the NetSol Shares are not registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon Seller's investment intention. In this connection, Seller hereby represents that he is purchasing the NetSol Shares for his own account for investment purposes only and not with a view toward the resale or distribution to others and has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the NetSol Shares to any other person. If Seller is an entity, Seller represents that it was not formed for the purpose of purchasing the NetSol Shares.

                  (h) that although there currently is a public market for the NetSol Shares, Rule 144 promulgated under the Act ("Rule 144") requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public placement without having to satisfy the registration requirements under the Act. Seller understands and hereby acknowledges that NetSol is under no obligation to register the NetSol Shares under the Act or any state securities or "blue sky" laws or assist Seller in obtaining an exemption from various registration requirements.

                  (i) consents to the placement of a legend on any certificate or other document evidencing the NetSol Shares, substantially as set forth below, that such shares have not been registered under the Act or any state securities or "blue sky" laws and setting forth or referring to the restrictions or transferability and sale thereof contained in this agreement. Seller is aware that NetSol will make a notation in its appropriate records with respect to the restrictions on the transferability of the Securities.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NTO BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.



                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF NETSOL

         Except as disclosed in NetSol's SEC Reports (as defined in Section 5.1(a) filed prior to the date hereof or as set forth in the NetSol Disclosure Schedule delivered by NetSol to the Sellers prior to the execution of this Agreement (the "NetSol Disclosure Schedule"), NetSol represents and warrants to McCue and Sellers as follows:

         5.1 Organization, Standing and Power. Each of NetSol and each of its Subsidiaries (as defined in Section 11(i), below) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on NetSol. NetSol and each of the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on NetSol. The copies of the certificates or articles of incorporation and bylaws of NetSol and each of its Subsidiaries in, or incorporated by reference in, NetSol's SEC Reports are true, complete and correct copies of such documents as in effect on the date of this Agreement. A list of the respective jurisdictions of organization of NetSol and each of its Subsidiaries, and the respective jurisdictions where NetSol and each of its Subsidiaries is qualified or licensed as a foreign corporation to do business, are disclosed in Section 5.1 of the NetSol Disclosure Schedule.

         5.2 Subsidiaries. Section 5.2 of the NetSol Disclosure Schedule sets forth each Subsidiary of NetSol not included on Exhibit 21 to NetSol's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005. Exhibit 21 to NetSol's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 includes all the Subsidiaries of NetSol which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")).

         5.3 Capital Structure. The authorized capital stock of NetSol, as of June 30, 2005, consists of (a) 45,000,000 shares of NetSol Common Stock, of which 14,162,373 shares were issued and outstanding and (b) 5,000,000 undesignated shares of NetSol Preferred Stock, of which no shares were outstanding. All issued and outstanding shares of the capital stock of NetSol are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. Except as disclosed in Sections 5.3 of the NetSol Disclosure Schedule, there are no outstanding obligations of NetSol or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of NetSol Capital Stock or any capital stock or other equity or ownership interests of any Subsidiary of NetSol or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary of NetSol or any other Person.

         5.4      Authority; No Conflicts.

                  (a) NetSol has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of NetSol and no other corporate proceedings, other than, if necessary, the approval by the shareholders of NetSol which would be a condition precedent to the Closing, on the part of NetSol are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NetSol and constitutes a valid, legal and binding agreement of NetSol, enforceable against NetSol in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery of this Agreement by NetSol does not, and the performance of its obligations hereunder and the consummation by NetSol of the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 5.8, or cause or create any right of payment or reimbursement (any such conflict, violation, breach, default, right of termination, amendment, cancellation or acceleration, loss, creation, payment or reimbursement, a "Violation") pursuant to: (A) any provision of the articles of incorporation or bylaws or similar organizational document of NetSol or any Significant Subsidiary of NetSol, or (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol; (2) would not prevent or materially delay the consummation of the transactions contemplated by this Agreement, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below or (3) as set forth in Section 5.4 of the NetSol Disclosure Schedule, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NetSol or any Subsidiary of NetSol or their respective properties or assets.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to NetSol or any Subsidiary of NetSol in connection with the execution and delivery of this Agreement by NetSol or the performance of its obligations hereunder or the consummation of the other transactions contemplated hereby, except for
         (i) if required, shareholder approval and (ii) those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act of 1933, as amended (the "Securities Act"), (C) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (D) the rules and regulations of the NASDAQ and (E) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (ii) are hereinafter referred to as "Necessary Consents."

         5.5     SEC Reports and Financial Statements.

                 (a) NetSol has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 10, 1997 (collectively, including all exhibits thereto, the "NetSol SEC Reports"). None of NetSol's SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in NetSol's SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of NetSol and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such NetSol SEC Reports, as of their respective dates (and as of the date of any amendment to the respective NetSol SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Each Subsidiary of NetSol is treated as a consolidated Subsidiary of NetSol in the financial reports of NetSol included in NetSol's SEC Reports.

                 (b) Except as disclosed in NetSol's financial statements contained in NetSol's SEC Reports, or as disclosed in Section 5.5 of the NetSol Disclosure Schedule, neither NetSol nor any of its Subsidiaries has any obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under law or any contract, arrangement or commitment or undertaking that are of a nature that would be required to be disclosed on the consolidated balance sheet of NetSol and its consolidated Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business consistent with past practices, (ii) liabilities for Taxes (as defined in Section 5.11 or (iii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol.

         5.6      Litigation; Compliance with Laws.

                  (a) Except as disclosed in Section 5.6 to NetSol's Disclosure Schedule and the NetSol SEC Reports, there are no claims, investigations, suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of NetSol, threatened, against or affecting NetSol or any Subsidiary of NetSol or any property or asset of NetSol or any Subsidiary of NetSol, before any court, arbitrator or Governmental Entity (domestic or foreign), which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol, nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against NetSol or any Subsidiary of NetSol which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol.

                  (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol, NetSol and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all

         Governmental Entities which are necessary for the operation of the businesses as now being conducted of NetSol and its Subsidiaries, (the "NetSol Permits"), and no suspension or cancellation of any of NetSol's Permits is pending or, to the knowledge of NetSol, threatened. NetSol and its Subsidiaries are in compliance with the terms of NetSol's Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol. Neither NetSol nor any of its Subsidiaries is in violation of, and NetSol and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol.

         5.7 Brokers or Finders. NetSol has engaged Maxim Group, LLC and is therefore liable to Maxim Group, LLC for applicable brokers', finders', or similar fees in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 6

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1 Covenants of NetSol. During the period from the date of this Agreement and continuing until the Closing Date, NetSol agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in the NetSol Disclosure Schedule or to the extent that MCCUE shall otherwise consent in writing) and, except as required by law, NetSol shall not, and shall not permit any of its Subsidiaries to (a) take any action that would, or would reasonably be expected to, result in (i) any of the conditions to this Agreement not being satisfied or (ii) a material delay in the satisfaction of such conditions.

         From the Closing Date until the payment of the Deferred Compensation (except as expressly contemplated or permitted by this Agreement or as set forth in the NetSol Disclosure Schedule or to the extent that McCue shall otherwise consent to in writing) and, except as required by law, NetSol shall not cause McCue to:

                  (a) pass any resolution for the voluntary winding-up or a petition for the winding up;

                  (b) cease to carry on business in the normal and ordinary course;

                  (c) dispose of any asset or assign or terminate any contract which if in doing so would materially adversely affect the revenue earning ability of McCue.

         6.2 Covenants of MCCUE. During the period from the date of this Agreement and continuing until the Closing Date, MCCUE agrees that (except as expressly contemplated or permitted by this Agreement or Section 6.2 of the MCCUE Disclosure Schedule or to the extent that NetSol shall otherwise consent in writing):

                  (a)      Ordinary Course.

                           (i) MCCUE shall carry on its business in the usual,
                  regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Closing Date; provided, however, that no action by MCCUE with respect to matters specifically addressed by any other provision of this Section 6.2 shall be deemed a breach of this Section 6.2(a)(i) unless such action would constitute a breach of one or more of such other provisions of this Section 6.2. MCCUE shall promptly notify NetSol of any event or occurrence or emergency not in the ordinary course of business of MCCUE and any event which would reasonably be expected to have a Material Adverse Effect on MCCUE or the transactions contemplated by this Agreement.

                           (ii) Other than in connection with acquisitions
                  permitted by Section 6.2(i) or investments permitted by
                  Section 6.2(k), MCCUE shall not (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practices.

                  (b) Stock Options. MCCUE shall not grant, accelerate, amend or change the period of exercisability of any outstanding MCCUE Stock Options or stock subject to vesting, or authorize cash payments in exchange for any such outstanding options.

                  (c) Intellectual Property. MCCUE shall not transfer to any Person any rights to any MCCUE Intellectual Property (other than end-user licenses granted to customers of MCCUE in the ordinary course of business).

                  (d) Marketing Rights. MCCUE shall not enter into or amend any material agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products of MCCUE except in the ordinary course of business consistent with past practices.

                  (e) Amendments to Agreements. MCCUE shall not amend or otherwise modify (or agree to do so), except in the ordinary course of business, or materially violate the terms of, any of the agreements set forth or described in the MCCUE Disclosure Schedule.

                  (f) Dividends; Changes in Share Capital. MCCUE shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (or options, warrants, or other rights exercisable therefore).

                  (g) Issuance of Securities. MCCUE shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

                  (h) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, MCCUE shall not amend or propose to so amend its articles of incorporation or bylaws.

                  (i) No Acquisitions. MCCUE shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of MCCUE in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor).

                  (j) No Dispositions. Other than (i) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (ii) as disclosed in Section 6.2 of the MCCUE Disclosure Schedule, MCCUE shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (but excluding inventory in the ordinary course of business).

                  (k) Investments; Indebtedness. MCCUE shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (aa) employee loans or advances made in the ordinary course of business or (bb) in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to MCCUE and its Subsidiaries taken as a whole or
         (ii) without regard to anything contained in the MCCUE Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of MCCUE or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another

                  (l) Compensation. Except (i) as set forth in Section 6.2 of the MCCUE Disclosure Schedule, (aa) as required by law or by the terms of any agreement currently in effect between MCCUE or any Subsidiary of MCCUE and any executive officer or employee thereof or (bb) in the ordinary course of business consistent with past practices, MCCUE shall not increase the amount of compensation of any director, executive officer or key employee of MCCUE or grant any severance or termination pay to any director or officer or to any other employee of MCCUE, other than severance or termination pay contained in any employment agreements negotiated with employees named in Section 7.1 of the Agreement, or make any increase in or commitment to increase any employee benefits, issue any additional MCCUE Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any MCCUE Benefit Plan.

                  (m) Accounting Methods; Income Tax Elections. Except as required by a Governmental Entity, MCCUE shall not change its methods of accounting, except as required by changes in GAAP as concurred by McCue's independent public accountants. MCCUE shall not (i) change its fiscal year or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on MCCUE.

                  (n) Certain Agreements and Arrangements. MCCUE shall not enter into any agreements or arrangements that limit or otherwise restrict MCCUE or any of their its affiliates or any successor thereto, or that could, after the Closing Date, limit or restrict MCCUE, NetSol or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol, its Subsidiaries, and MCCUE, taken together, after giving effect to the transactions contemplated by this Agreement.

                  (o) Satisfaction of Closing Conditions. Except as required by law, MCCUE shall not take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Agreement not being satisfied or (ii) a material delay in the satisfaction of such conditions.

                  (p) Write-Offs. MCCUE shall not revalue any of McCue's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

                  (q) Strategic Alliances. MCCUE shall not enter into any strategic alliance, joint venture, partnership, joint development or joint marketing agreement with any Person, which would have a Material Adverse Effect on NetSol, its Subsidiaries or MCCUE, taken together, after giving effect to the transactions contemplated by this Agreement.

                  (r) Other Actions. MCCUE shall not agree orally or in writing or otherwise to take, any action that would reasonably be expected to cause a Material Adverse Effect on MCCUE, NetSol or any of its Subsidiaries.

                                    ARTICLE 7

                CERTAIN RELATED MATTERS AND ADDITIONAL AGREEMENTS

         7.1 Employment Agreements. At or prior to the Closing Date, MCCUE will take all action necessary to cause the Board of Directors of MCCUE to authorize, approve, execute and deliver at the Closing, an Employment Agreement with John McCue upon terms and conditions satisfactory to NetSol and MCCUE (the "McCue Employment Agreement"). The form of the Employment Agreement is attached hereto as Exhibit A.

          7.2 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal, state or local laws (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request. Any investigation by either of NetSol or McCue shall not affect the representations and warranties of the other.

         7.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained under any of the parties' agreements, contracts, licenses or leases in order to preserve the benefits thereunder or otherwise in connection herewith and from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the "Required Approvals"), (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals and (iii) the satisfaction of the conditions hereunder.

         7.4 Public Announcements. NetSol and McCue shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Prior to the Closing hereof neither NetSol nor McCue shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         7.5 Investigation by NetSol and Sellers' Representative. NetSol may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such reasonable investigations of the properties, offices and operations of McCue and such audit of the financial condition of McCue as it deems reasonably necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any reasonable investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect McCue's or the Sellers' representations, warranties and agreements hereunder and shall be conducted in such a manner so as to not unreasonably disrupt or interfere with McCue's business or personnel. No creditor or customer of McCue shall be contacted by NetSol without the prior written consent of McCue, which consent shall not be unreasonably withheld. McCue and the Sellers shall permit NetSol and its authorized representatives to have, after the date hereof, reasonable access to the premises and to all books and records and Returns of McCue, and NetSol shall have the right to be provided copies thereof and excerpts there from. McCue and the Sellers shall furnish NetSol with such financial and operating data and other information with respect to McCue as NetSol may from time to time reasonably request. NetSol shall furnish the Sellers' Representative with such financial and other information, with respect to NetSol as Sellers' Representative may from time to time reasonably request, and which McCue deems reasonably necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any reasonable investigation enabling it to familiarize itself with NetSol's business, history, properties, offices, operations and financial condition. NetSol and Seller shall advise the other with respect to the progress made by it, him or her in securing any consent or the satisfaction of any condition required for the completion of this transaction and shall supply copies of any documents prepared or received by it, him or her in connection therewith. Notwithstanding the above, the investigation by NetSol and/or Sellers' Representative does not affect, alter or void the representations and warranties made by NetSol, the Sellers and/or McCue.

         7.6 Supplemental Disclosure. The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing right until the Closing Date to disclose additional information; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of any party or the Disclosure Schedules of either party hereto unless such disclosures are set forth on the Disclosure Schedules of either party with respect to this Agreement delivered at or before the Closing.

                                    ARTICLE 8

                              CONDITIONS PRECEDENT

         8.1 Conditions to Each Party's Obligation to Affect the Purchase and Sale of the McCue Capital Stock. The respective obligations of McCue and NetSol to effect the Purchase and Sale of the McCue Capital Stock are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Director and Shareholder Approval. (i) McCue shall have obtained the required approval by its Board of Directors and the agreement of McCue shareholders to sell their shares of McCue Capital Stock, and (ii) NetSol shall have obtained the required approval by its Board of Directors.

                  (b) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the purchase and sale of the McCue Common Stock and other transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.

         8.2 Additional Conditions to Obligations of NetSol. The obligations of NetSol to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by NetSol, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Sellers and McCue set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on McCue; and NetSol shall have received a certificate of Sellers' Representative and a senior executive officer and a senior financial officer of McCue to such effect.

                  (b) Performance of Obligations of McCue. Sellers shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and NetSol shall have received a certificate of Sellers' Representative to such effect.

                  (c) Governmental and Regulatory and Other Consents and Approvals. All consents, approvals, and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of McCue or NetSol, to consummate the transactions contemplated by this Agreement, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on NetSol or McCue, or to materially diminish the value of the transactions contemplated by this Agreement to NetSol, or on the ability of McCue and NetSol to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to NetSol.

                  (d) Material Adverse Change. There shall not have occurred any Material Adverse Effect on McCue since the date of this Agreement.

                   (e) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting McCue and/or Sellers that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any Material Adverse Effect on McCue.

                  (f) Consents. Unless the failure to receive such consent is the fault of Sellers and/or McCue, NetSol shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

                  (g) Ancillary Agreements. The Sellers shall have executed and delivered, or caused to be executed and delivered, each of Sellers' Ancillary Agreements.

                  (h) Certificates of Status. Except as provided in Section 8.2 of the McCue Disclosure Schedule, NetSol shall have received certificates from the Secretary of State of the State of California and of each jurisdiction set forth in Section 8.2 the McCue Disclosure Schedule, each dated not more than 30 days prior to Closing, to the effect that McCue is subsisting in good standing in each such jurisdiction.

                  (i) Dismissal of Litigation. McCue shall have furnished NetSol with evidence of the dismissal of the Litigation disclosed in Section
         3.5 of the McCue Disclosure Schedule. .

                  (j) Closing Deliveries. NetSol shall have received at or prior to the Closing all documents set forth in this Section 8.2 and such other documents, instruments, or certificates as NetSol may reasonably request, including, without limitation, a certificate signed by an authorized representative of McCue attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

                  (k) Certificate of Non-Foreign Status. Each of the Sellers shall have provided NetSol with a certificate of non-foreign status, certifying that such Seller is not a non-resident alien and, therefore, not subject to withholding under Section 1445 of the Code.

         8.3 Additional Conditions to Obligations of McCue. The obligations of McCue to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by McCue, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of NetSol set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NetSol or its Subsidiaries, and McCue shall have received a certificate of a senior executive officer and a senior financial officer of NetSol to such effect.

                  (b) Performance of Obligations of NetSol. NetSol shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and McCue shall have received a certificate of a senior executive officer and a senior financial officer of NetSol to such effect.

                  (c) Governmental and Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of McCue, NetSol or any of their Subsidiaries to consummate the transactions contemplated by this Agreement, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on NetSol, its Subsidiaries or McCue or to materially diminish the value of the transactions contemplated by this Agreement to McCue, or on the ability of McCue and NetSol to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to NetSol.

                  (d) Material Adverse Change. There shall not have occurred any Material Adverse Effect on NetSol and its Subsidiaries taken as a whole since the date of this Agreement.

                  (e) Agreements and Conditions. On or before the Closing Date, NetSol shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                   (f) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting NetSol that involve a demand for any judgment or liability, whether or not covered by insurance, and that is reasonably likely to result in any Material Adverse Effect on (i) the condition (financial or otherwise), business, operations or prospects of NetSol or (ii) the aggregate value of their properties or assets.

                   (g) Ancillary Agreements. NetSol shall have executed and delivered, or caused to be executed and delivered, each of NetSol's Ancillary Agreements.

                   (h) Closing Deliveries. McCue and the Sellers shall have received at or prior to the Closing all documents set forth in this
         Section 8.3 and such other documents, instruments, or certificates as McCue or the Sellers may reasonably request, including, without limitation, a certificate signed by authorized representatives of NetSol attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

                                    ARTICLE 9

                               CERTAIN TAX MATTERS

         9.1 Tax Periods Ending on or before the Closing Date. NetSol shall cause McCue to prepare and file or cause to be filed all Tax Returns for McCue for all periods beginning prior to the Closing Date that are filed after the Closing Date. McCue shall permit the Sellers' Representative reasonable time to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers shall reimburse NetSol for any Taxes of McCue, if any, with respect to such periods ending on the Closing Date within thirty (30) days after payment by NetSol or McCue of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Interim Balance Sheet or were not incurred in connection with the operation of business of McCue in the ordinary course prior to Closing.

         9.2      Cooperation on Tax Matters.

                  (a) NetSol, McCue, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. McCue, NetSol and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to McCue relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by NetSol or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, McCue or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) McCue, NetSol and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).



                                   ARTICLE 10

                                 INDEMNIFICATION

         10.1 Survival of Representations. The representations and warranties of NetSol, McCue and the Sellers contained in sections 3.1, 3.2, 3.3, 3.4, 3.5, and the liability referred to therein in section 3.8, 4.1, 4.2, 5.1 and 5.4 (the "Fundamental Representations and Warranties") in this Agreement, the Exhibits hereto and the respective Disclosure Schedules of NetSol, McCue and the Sellers, shall survive the Closing Date of this Agreement. All other representations and warranties contained in this Agreement, the Exhibits hereto and the respective Disclosure Schedules of NetSol, McCue and the Sellers, shall survive the Closing Date for a period of two (2) years, and shall then terminate; provided, however, that any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in section 10.5 of this Agreement prior to such termination. Notwithstanding the above, the representations and warranties in this Agreement shall not be deemed to have terminated if the assertion or non-assertion thereof is determined to constitute fraud.

         10.2     Indemnitors; Indemnified Persons. For purposes of this
Section 10, each party that, pursuant to this Section 10, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity that is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

         10.3 Indemnification by McCue and the Sellers. McCue (if the transaction does not close) and the Sellers (if there is a Closing) hereby jointly and severally, agree to defend, indemnify, hold harmless and reimburse NetSol and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) to the extent caused by or arising out of (a) any breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of McCue and/or the Sellers contained in this Agreement; (b) any breach of any covenant or agreement of McCue or the Sellers contained in this Agreement; (c) any breach of any covenant, representation or warranty in the McCue or Sellers' Disclosure Schedule, and, (d) any failure or breach by any Seller to carry out, perform, satisfy and discharge any of Sellers' covenants, agreements, undertakings, liabilities, or obligations under this Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be reasonably incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, in connection with pending or threatened litigation, that shall be caused by or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result there from. The Sellers and McCue further agree that they shall not, without the prior written consent of NetSol, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding indemnifiable hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person to which such indemnification would apply under this Section 10.3 from all liability arising out of such claim, action, suit or proceeding to which such indemnification would apply.

         10.4 Indemnification by NetSol. NetSol hereby agrees to defend, indemnify, hold harmless and reimburse the Sellers from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) to the extent caused by or arising out of: (a) any breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of NetSol contained in this Agreement; and (b) any breach of any covenant or agreement of NetSol contained in the Agreement, and (c) any breach of any covenant, representation or warranty in the NetSol Disclosure Schedule, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be reasonably incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, in connection with pending or threatened litigation, that shall be caused by or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result there from. NetSol further agrees that it shall not, without the prior written consent of the Sellers' Representative, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding indemnifiable hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person to which such indemnification would apply under this Section
10.4 from all liability arising out of such claim, action, suit or proceeding to which such indemnification would apply.

         10.5 Procedures for Indemnification; Defense. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder ("Notice of Claim"), such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall demonstrate its capacity to and assume in writing the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 10.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

         10.6     Limitation on Indemnification.

                  (a) Notwithstanding any provision of this Section 10 to the contrary, the dollar amount of such indemnification obligations of any Seller may not exceed the total Purchase Price (the "Claims Limitation"). Unless otherwise specified by agreement with Seller and NetSol, notwithstanding any provision of this Section 10 to the contrary, the dollar amount of such indemnification obligations of any Seller shall not exceed the total prorated Purchase Price (the "Claims Limitation") received by said Seller. Provided, however, that actions based on fraud and/or a breach of a Fundamental Representation and Warranty will not be subject to this Claims Limitations.

                  (b) The amount which an Indemnitor is required to pay to, for or on behalf of any Indemnified Person pursuant to this Section 10 (the "Indemnity Payment") shall be reduced by the amount of any Net Insurance Recovery (as defined below) made in respect thereof and the amount, if any, of claims, cross-claims, counterclaims or the like that are either received directly by the indemnified party or by the indemnifying party on behalf of the indemnified party and remitted to the indemnified party as a direct result of the event giving rise to the claim for indemnification after deducting there from all fees, costs and expenses (including, without limitation, reasonable attorneys and disbursements) incurred in connection therewith. In such connection, an indemnified party shall fully cooperate with the indemnifying party in pursing and realizing all amounts which may reasonably be available from third persons. Nothing in this Section 10 shall (i) obligate any Indemnified Person to obtain or maintain insurance with respect to any matters for which it is entitled to seek indemnification under this Agreement or (ii) obligate any Indemnitor to obtain or maintain insurance with respect to any matters for which it is obligated to provide indemnity hereunder or to prosecute or attempt to prosecute any claim, cross-claim, counterclaim or the like against any party; provided that if, in fact, such Indemnitor shall maintain any such insurance, it shall submit such claim in accordance with the terms of such insurance policy. Each Indemnitor hereby waives all rights of subrogation it may have against any insurer insuring the Indemnified Person in respect of any loss for which such Indemnitor has made an Indemnity Payment. "Net Insurance Recovery" shall mean the amount by which insurance proceeds actually recovered by an Indemnified Person in respect of a loss covered hereunder exceed 150% of the annual premium paid by the Indemnified Person or its Affiliate in the most recent fiscal year in respect of such insurance.

         10.7 Indemnification Damage. In no event shall any Indemnitor be liable hereunder for punitive damages incurred by an Indemnified Person, except for any such damages required to be paid to third parties in respect of any claim indemnifiable hereunder.

         10.8 Right to Set-off. In the event of a claim for damages against NetSol under circumstances which give rise to an obligation of Sellers to indemnify and defend NetSol, NetSol shall be entitled to reduce the dollar value of any payment of consideration due to Sellers from NetSol by an amount equal to a reasonable reserve for the payment of the claim, and costs and expenses related to the defense or prosecution of such claim.



                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

         11.1 Further Assurances. From time to time after the Closing, upon the request of NetSol, and at NetSol's expense for any out-of-pocket costs of Sellers or Sellers' Representative, the Sellers shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and take such further action (excluding any obligation to make payments) as NetSol may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Purchased Shares pursuant to this Agreement.

         11.2 Entire Agreement. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior term sheets, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         11.3 Amendment and Modification. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the NetSol on the one hand and Sellers' Representative on the other. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.5 Fees and Disbursements. NetSol shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution, delivery and performance of this Agreement. The Sellers shall pay their own expenses, and the fees and disbursements of the counsel, accountants or other professionals retained by them or McCue in connection with the preparation, delivery and performance of this Agreement

         11.6 Disclosure Schedules. All Exhibits to this Agreement and the respective Disclosure Schedules of NetSol, McCue and the Sellers ("Schedules") are integral parts to this Agreement. The parties are responsible for preparing and arranging their Schedules corresponding to the lettered and numbered paragraphs contained herein.

         11.7 Preservation of Records. NetSol shall cause McCue to preserve its books and records, which for purposes of this Agreement is defined as all books, documents and records owned or used by the McCue , including but not limited to personnel, medical and accounting records, tax records, minute and stock record books, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials and to make such Records available to Sellers' Representative upon advance written notice thereof for purposes reasonably related to this Agreement and the obligations, representations and warranties contained herein. Sellers' Representative, on behalf of Sellers agrees execute a confidentiality agreement binding it and its representatives preventing the unauthorized disclosure of confidential Records disclosed hereby.

         11.8 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth in the NetSol Disclosure Schedule, the McCue Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

         11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         11.10 Termination. This Agreement shall terminate, upon written notice by either party, if the Closing has not occurred within five months of the date of this Agreement, unless expressly extended in writing by NetSol and Sellers' Representative. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                  (a) By mutual written agreement of the parties hereto;

                  (b) Subject to the provisions of Section 11.11 hereof, by NetSol, by written notice to McCue and the Sellers' Representative, if there has been a material breach of this Agreement by McCue or the Sellers which remains uncured or by its nature can not be cured within thirty days from such notice date; or

                  (c) Subject to the provisions of Section 11.11 hereof, by McCue or by the Sellers, by written notice to NetSol, if there has been a material breach of this Agreement by NetSol which remains uncured or by its nature can not be cured within thirty days from such notice date.

         11.11 Effects of Termination. If this Agreement is terminated as provided in Section 11.10 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective the stockholders, officers, directors or employees.

         11.12 Governing Law, Jurisdiction and Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California. The parties hereby consent to the exclusive jurisdiction of Federal and California State courts located in the County of Los Angeles, California and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

         11.13 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or any Schedule or Exhibit hereto, or any breach thereof (other than a disagreement concerning Purchase Price Adjustments, which shall be resolved as provided in Section 1.4 hereof), shall be settled by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

         11.14 Attorneys' Fees and Costs. If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

         11.15 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         If to Seller(s), addressed to:
         McCue Systems, Inc.
         Attention:  John McCue
         111 Anza Blvd, Suite 310
         Burlingame, CA 94010.

         If to NetSol, addressed to:
         NetSol Technologies, Inc.
         Attention:  Najeeb Ghauri, Chairman
         23091 Calabasas Road, Suite 2072
         Calabasas, California 91032

         or to such other address as shall be specified by like notice to the other parties.

         11.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         11.17 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         11.18 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.19 Definitions. Unless otherwise defined elsewhere in this Agreement, the following terms as used in this Agreement shall mean:

                  (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the McCue Disclosure Schedule or the NetSol Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

                  (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

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

                  (d) "Business Day" means any day on which banks are not required or authorized to close in the City of Los Angeles.

                  (e) "Financial Statements" means: (a) the audited financial statements of McCue for the years ended December 31, 2005 and, 2004 (b) the interim financial statements for the three (3) month period ended March 31, 2006; (c) the books and records of account of McCue; and (d) all other financial information relating to the financial condition of McCue delivered or to be delivered by the Sellers to NetSol.

                  (f) "Hazardous Materials": any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

                  (g) "known" or "knowledge" means, with respect to any party, the knowledge of such party's or its Subsidiaries' executive officers after reasonable inquiry.

                  (h) "Material" means, with respect to materiality for purposes of the indemnification and defense obligations set forth in Section 10 hereof McCue, NetSol and Sellers shall not be entitled to indemnification until the cumulative aggregate amount of indemnifiable losses under such Section exceeds $10,000 and then the indemnified party shall be entitled to indemnification on all Losses back to the first dollar.

                  (i) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than (x) any event, change, circumstance or effect relating to the economy or financial markets in general, (y) any event, change, circumstance or effect relating in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (z) a decline in the market price of the capital stock of such entity in the absence of any other event, change, circumstance or effect with regard to such entity that otherwise would cause a Material Adverse Effect.

                  (j) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (k) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

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

                  (l) "Environmental Laws" means all applicable U.S. federal, state, local and foreign laws, regulations, rules and orders relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.

                                            NETSOL TECHNOLOGIES, INC.
                                            A Nevada Corporation


Dated: ____________________                 ________________________________
                                            By:
                                            Its:  President


Dated: ____________________                 ________________________________
                                            By:
                                            Its:  Secretary

                                            MCCUE SYSTEMS, INC.
                                            A California Corporation

Dated: ____________________                 ________________________________
                                            By:
                                            Its:  President

Dated: ____________________                 ________________________________
                                            By:
                                            Its:  Secretary

                                     SELLERS


Dated: ____________________                 ____________________________________
                                                   John J. F. McCue, III

Dated: ____________________                 ____________________________________


Dated: ____________________                 ____________________________________


Dated: ____________________                 ____________________________________


Dated: ____________________                 ____________________________________


Dated: ____________________                 ____________________________________



















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